     CALIFORNIA AMPLIFIER ANNOUNCES AMENDMENT OF ITS STOCKHOLDER RIGHTS PLAN

         Camarillo, CA - September 5, 2001 -- California Amplifier, Inc. (Nasdaq: CAMP) announced today that it has amended its stockholder rights plan to extend the plan until September 5, 2011, increase the exercise price for the exercise of each right to $50, eliminate the "dead hand" independent director provisions in the existing rights plan and make other immaterial revisions requested by the successor rights agent to clarify the rights plan. In all other respects, the rights plan remains unchanged.

         California Amplifier designs, markets and manufactures a broad line of integrated microwave fixed point solutions used primarily in conjunction with satellite video and terrestrial broadband applications. The Company's wireless access business unit designs and markets integrated reception and two-way transmission fixed wireless solutions for video, voice, data, telephony and networking applications. The satellite business unit designs and markets reception components for the worldwide DBS television market as well as a full line of consumer and commercial products for video and data reception. California Amplifier is an ISO 9001 certified Company. For additional information, visit California Amplifier's web site at WWW.CALAMP.COM.

         Forward-looking statements in this press release which include, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, projections and other information regarding future performance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks and uncertainties, including, without limitation, product demand, market growth, new competition, competitive pricing and continued pricing declines in the DBS market, supplier constraints, manufacturing yields, meeting demand with multiple facilities, timing and market acceptance of new product introductions, new technologies, and other risks and uncertainties that are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, copies of which may be obtained from the Company upon request. Such risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Richard K. Vitelle
Corporate Secretary
California Amplifier
(805) 987-9000
RVITELLE@CALAMP.COM